Exhibit 99.1


                 Jack in the Box Inc. Reports Record
   Second Quarter Profit; Raises Fiscal 2007 Earnings Forecast and
                   Provides Third-Quarter Guidance


    SAN DIEGO--(BUSINESS WIRE)--May 16, 2007--Fueled by another strong quarter of comparable sales growth at its namesake Jack in the Box(R) restaurants, Jack in the Box Inc. (NYSE:JBX) today reported that earnings increased to $27.2 million, or 80 cents per diluted share, for the second quarter ended April 15, 2007, compared with $21.8 million, or 61 cents per diluted share, for the same quarter a year ago. Year-to-date net earnings increased to $64.6 million, or $1.83 per diluted share, versus $47.0 million, or $1.31 per diluted share, last year - a 39 percent improvement in EPS.

    Second quarter earnings exceeded the high end of the range previously forecast by the company and analysts' First Call consensus estimate of 70 cents.

    "Our commitment to reinvent the Jack in the Box brand has generated new products and new initiatives that drove the increase in restaurant sales for the first half of the year," said Linda A. Lang, chairman and chief executive officer. "We continue to develop a strong lineup of innovative and high-quality menu items, like our new 100% Sirloin Burger, which we introduced earlier this month and is the only 100% sirloin burger offered by a major quick-serve chain."

    Second quarter financial highlights

    Same-store sales at Jack in the Box company restaurants increased
6.4 percent in the second quarter, with an increase in both average check and transactions, on top of a year-ago increase of 4.0 percent. Year to date, same-store sales are up 5.9 percent on top of a 4.9 percent increase for the same period last year. System same-store sales at Qdoba Mexican Grill(R) increased 3.5 percent in the second quarter on top of a 5.6 percent increase in the second quarter of 2006. Year to date, same-store sales are up 3.8 percent at Qdoba, on top of a 6.8 percent increase for the first half of fiscal 2006.

    Restaurant operating margin improved to 18.3 percent of sales in the second quarter compared with 17.6 percent of sales a year ago, due primarily to fixed cost leverage from higher sales in 2007 and lower utility costs. For the first half of fiscal 2007, restaurant operating margin improved to 18.3 percent of sales versus 16.9 percent of sales for the same period a year ago, with the 140 basis point improvement due primarily to the same reasons cited for the quarterly increase as well as lower food and packaging costs.

    SG&A expense rate in the second quarter improved to 10.5 percent of revenues compared with 11.2 percent last year, due primarily to leverage from higher sales and franchise revenues, lower pension expense, and the impact of the company's refranchising strategy.

    Ten company and franchised Jack in the Box restaurants opened in the second quarter, compared with 5 new restaurants that opened in the same quarter a year ago. Qdoba opened 13 company and franchised restaurants in the second quarter, the same as last year. At April 15, the company's system total comprised 2,098 company and franchised Jack in the Box restaurants, including 57 with Quick Stuff convenience stores, and 353 company and franchised Qdoba restaurants.

    Gains on sale of company-operated restaurants were $7.2 million in the second quarter, resulting from the sale of 15 Jack in the Box company restaurants to franchisees. In the second quarter of fiscal 2006, gains on sale of company-operated restaurants totaled $7.5 million, resulting from the sale of 13 Jack in the Box company restaurants to franchisees. The difference in average gains is related to the specific sales and cash flows of restaurants sold.

    The effective tax rate in the second quarter was 36.5 percent versus 37.0 percent a year ago.

    Capital expenditures, including capital lease obligations, were $29.1 million in the quarter compared with $21.5 million in fiscal 2006, with the increase due primarily to investment in the Jack in the Box re-image program.

    Second quarter initiatives

    In the second quarter, Jack in the Box added several new products as part of the company's strategy to holistically reinvent the Jack in the Box brand through major upgrades to its menu, restaurant environment and guest service. Menu additions included the following products:

    -- Steak 'n' Mushroom Ciabatta Sandwich, which features tender, marinated, 100-percent sirloin steak on toasted ciabatta bread with savory sliced mushrooms, provolone cheese, grilled onions and creamy peppercorn mayo.

    -- Jack's Sampler Trio, which includes three stuffed jalapenos, three mozzarella cheese sticks and seven Spicy Chicken Bites - a new snack item consisting of chicken breast pieces with a spicy, crunchy coating. The Sampler Trio is served with buttermilk ranch and zesty marinara dipping sauces.

    -- Grilled cheese sandwich, which features two slices of American cheese on sourdough bread. This product joined Jack's Kids' Meal(R) menu along with new 8-ounce milk chugs, available in reduced-fat regular or low-fat chocolate flavors.

    -- Andes(R) Mint Shake, which blends real vanilla ice cream, mint flavor and pieces of Andes chocolate mint candy and features whipped topping and a maraschino cherry.

    Through the first half of fiscal 2007, Jack in the Box re-imaged 56 restaurants and remains on pace to re-image 150-200 restaurants in fiscal 2007 with a comprehensive program that includes a complete redesign of the dining room and common areas. Interior finishes include ceramic tile floors, a mix of seating styles ranging from booths and bars to high-top round tables, decorative pendant lighting, and graphics and wall collages. The program, which is expected to be rolled out to the entire Jack in the Box system in 4-5 years, also includes music, uniforms and packaging, along with new paint schemes, landscaping and other exterior enhancements. According to a proprietary brand image and loyalty study, the newly re-imaged restaurants are expanding their customer base, generating more guest visits, and gaining more loyal users.

    "Our re-imaged restaurants are receiving higher ratings on all attributes, from being trendy and a good dining destination to providing friendly, consistent customer service," Lang said. "This has led to positive sales trends in the re-imaged markets."

    In the second quarter, Jack in the Box also completed the installation of new interior and exterior menu boards at all locations.

    Treasury highlights

    In the second quarter the company repurchased under a 10b5-1 plan approximately 3.2 million shares of its common stock at an aggregate cost of approximately $220 million. Including 2.3 million shares acquired through a modified Dutch auction tender offer in December, the company has repurchased approximately 5.5 million shares of its stock in fiscal 2007 at an aggregate cost of approximately $363 million. The company still has a $100 million authorization from its board to repurchase Jack in the Box stock.

    Using its available cash resources, the company prepaid without penalty $60 million of its $475 million term loan in the second quarter. The paydown will reduce borrowing rates by 25 basis points and result in an annualized interest savings of approximately $2.0 million.

    To reduce future exposure to rising interest rates, the company in March entered into interest-rate swap agreements to effectively convert $200 million of its $415 million term loan at floating interest rates to a fixed rate for three years.

    Fiscal year 2007 guidance update (in approximate amounts)

    Jack in the Box Inc. today updated its earnings guidance and certain underlying assumptions for fiscal year 2007:

    --  $3.45-3.50 per diluted share in earnings.

    -- 5.0-6.0 percent same-store sales increase at Jack in the Box company-operated restaurants.

    -- 3.0-5.0 percent same-store sales increase at Qdoba system restaurants.

    -- $29-31 million in gains from the sale of 70-80 restaurants to franchisees.

    --  36-37 percent tax rate.

    -- 40-45 new company and franchise-operated Jack in the Box restaurants.

    --  80-90 new company and franchise-operated Qdoba restaurants.

    -- $160-170 million in capital expenditures, including investment costs related to the Jack in the Box restaurant re-image program and kitchen enhancements.

    Third quarter guidance (in approximate amounts)

    Jack in the Box Inc. also today announced the following guidance for the third quarter of 2007:

    -- 85-89 cents per diluted share in earnings, which reflects an expected 5-6 percent increase in beef costs versus the prior year's quarter.

    -- 5.0-6.0 percent same-store sales increase at Jack in the Box company-operated restaurants.

    Third quarter initiatives

    -- Near the beginning of May, Jack in the Box introduced a 100% Sirloin Burger, the first all-sirloin beef patty among major quick-serve chains. Weighing in at nearly one-third of a pound after cooking, the 100% Sirloin Burger features a sirloin patty on a toasted bakery-style bun with peppercorn mayo, pickle strips, lettuce, tomato, and a choice of American, cheddar or Swiss cheese, grilled or red onions, and bacon.

    -- Earlier this month Jack in the Box added a blackberry flavor to its lineup of shakes. The new shake features real vanilla ice cream blended with pieces of real blackberries and served with creamy whipped topping and a maraschino cherry.

    -- To continue to grow breakfast transactions and build consumer awareness for its Buttermilk Biscuit Sandwiches, Jack in the Box last month launched a 2 for $2 campaign. The two builds of Buttermilk Biscuit Sandwiches feature a freshly fried egg, slice of American cheese, and choice of sausage patty or bacon.

    -- In June, Jack in the Box will launch an upgrade to its line of entree salads, which will feature a new blend of mostly Romaine lettuce and spring mix, and offer guests the opportunity to customize their salad with grilled or crispy chicken breast strips. The company will also introduce the new BBQ Ranch Chicken Salad, which will be topped with real cheddar cheese, fresh cucumber slices and red onion rings, and served with crunchy barbecue tortilla strips, barbecue sauce and ranch dressing on the side.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with more than 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 350 restaurants in 39 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believe," "expects," "will," and other words of similar meaning.

    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: delays in the opening of new or remodeled restaurants; costs that exceed projections; the uncertainty whether test results for products or facility enhancements are predictive of successful results on a larger scale; loss of sales due to restaurant closures related to weather or other adverse conditions in the regions in which restaurants are located; changes in laws, regulations and accounting rules and interpretations; the costs of legal claims by employees, franchisees, customers, stockholders and others; and adverse economic and other local, national and international conditions or events which affect consumer confidence and spending. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of May 15, 2007. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.



                 JACK IN THE BOX INC. AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                           Twelve Weeks Ended    Twenty-eight Weeks
                                                        Ended
                           ------------------- -----------------------

                           April 15, April 16, April 15,   April 16,
                              2007      2006       2007        2006
                           ------------------- -----------------------

Revenues:
 Restaurant sales          $500,445  $487,822  $1,151,853  $1,127,702
 Distribution and other
  sales                     129,807   108,122     293,557     248,083
 Franchised restaurant
  revenues                   30,415    22,819      71,949      55,981
                           --------- --------- ----------- -----------
                            660,667   618,763   1,517,359   1,431,766
                           --------- --------- ----------- -----------
Operating costs and
 expenses:
 Restaurant costs of
  sales                     155,205   151,569     357,331     355,514
 Restaurant operating
  costs                     253,750   250,418     583,388     581,566
 Distribution and other
  costs of sales            128,359   107,134     291,154     245,292
 Franchised restaurant
  costs                      12,923     9,984      29,343      22,851
 Selling, general and
  administrative expenses    69,552    69,131     158,904     158,681
 Gains on sale of
  company-operated
  restaurants                (7,244)   (7,473)    (14,401)    (14,187)
                           --------- --------- ----------- -----------
                            612,545   580,763   1,405,719   1,349,717
                           --------- --------- ----------- -----------

Earnings from operations     48,122    38,000     111,640      82,049

Interest expense, net         5,281     3,440      10,775       7,430
                           --------- --------- ----------- -----------

Earnings before income
 taxes                       42,841    34,560     100,865      74,619

Income taxes                 15,632    12,773      36,302      27,609
                           --------- --------- ----------- -----------

Net earnings                $27,209   $21,787     $64,563     $47,010
                           ========= ========= =========== ===========

Net earnings per share:
 Basic                         $.82      $.63       $1.89       $1.35
 Diluted                       $.80      $.61       $1.83       $1.31

Weighted-average shares
 outstanding:
 Basic                       33,060    34,482      34,249      34,766
 Diluted                     33,944    35,701      35,213      35,921




                 JACK IN THE BOX INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                             (In thousands)

                                               April 15,   April 16,
                                                   2007        2006
----------------------------------------------------------------------

                    ASSETS
Current assets:
 Cash and cash equivalents                        $77,113    $159,134
 Accounts and notes receivable, net                42,927      27,200
 Inventories                                       45,495      39,789
 Other current assets                              98,535     104,535
                                               ----------- -----------
  Total current assets                            264,070     330,658
                                               ----------- -----------

Property and equipment, net                       903,997     867,643

Other assets, net                                 215,269     177,547
                                               ----------- -----------

  TOTAL                                        $1,383,336  $1,375,848
                                               =========== ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt              $5,950      $7,884
 Other current liabilities                        269,410     264,494
                                               ----------- -----------
  Total current liabilities                       275,360     272,378
                                               ----------- -----------

Long-term debt, net of current maturities         429,911     285,937

Other long-term liabilities                       215,523     215,190
                                               ----------- -----------
  Total liabilities                               920,794     773,505
                                               ----------- -----------

Stockholders' equity                              462,542     602,343
                                               ----------- -----------

  TOTAL                                        $1,383,336  $1,375,848
                                               =========== ===========


    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com www.jackinthebox.com